Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 15, 2009 (except for Note 2 as to which the date is November 13, 2009), in the Registration Statement (Form S-4) and related Prospectus of CareFusion Corporation for the registration of $1.4 billion of Senior Notes.

/s/ Ernst & Young LLP

San Diego, California

December 29, 2009